Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and among

HC2 HOLDINGS, INC.

and the

PURCHASERS PARTY HERETO

January 5, 2015

This Securities Purchase Agreement contains a number of representations and warranties which the Company and the Purchasers have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Company and the Purchasers have exchanged in connection with signing this Securities Purchase Agreement. These disclosure schedules contain information that has been included in the general prior public disclosures of the Company, as well as additional non-public information. While we do not believe that this non-public information is required to be publicly disclosed by the Company under the applicable securities laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in this Securities Purchase Agreement. In addition, these representations and warranties were made as of the date of this Securities Purchase Agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of this Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Company. Moreover, representations and warranties are frequently utilized in Securities Purchase Agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, ONLY THE PARTIES TO THIS AGREEMENT SHOULD RELY ON THE REPRESENTATIONS AND WARRANTIES AS CURRENT CHARACTERIZATIONS OF FACTUAL INFORMATION ABOUT THE COMPANY OR THE PURCHASERS.

i

	4.6	Purchase Entirely for Own Account	30
	4.7	Investor Status	30
	4.8	Securities Not Registered	31
	4.9	Financing	31
	4.10	Equity Securities of the Company and its Subsidiaries	31
	4.11	Indebtedness	31

5.	Covenants		31
	5.1	Shares Issuable Upon Conversion	31
	5.2	Commercially Reasonable Efforts; Further Assurances	32
	5.3	Standstill	32
	5.4	Securities Participation Rights	34
	5.5	Hedging Restrictions	37
	5.6	Form 8-K	37
	5.7	Tax Characterization	37
	5.8	Confidential Information	37

6.	Conditions Precedent		38
	6.1	Conditions to the Obligation of the Purchasers to Consummate the Closing	38
	6.2	Conditions to the Obligation of the Company to Consummate the Closing	39

7.	Additional Covenants		39
	7.1	Board Observer Rights	39
	7.2	Material Non-Public Information	40
	7.3	Information Rights	40

8.	Transfer Restrictions		40

9.	Legends; Securities Act Compliance		41
	9.1	Legend	41
	9.2	Termination of 1933 Act Legend	41

10.	Indemnification; Survival		41
	10.1	Company Indemnification	41
	10.2	Survival of Representations and Warranties; Covenants	42
	10.3	Purchaser Indemnification	42
	10.4	Limitations	42
	10.5	Procedures	42
	10.6	Additional Limitations	43
	10.7	Exclusive Remedies	43

11.	Termination		44
	11.1	Conditions of Termination	44
	11.2	Effect of Termination	44

12.	Miscellaneous Provisions		44
	12.1	Public Statements or Releases	44
	12.2	Interpretation	44
	12.3	Notices	45
	12.4	Severability	46
	12.5	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	46
	12.6	Specific Performance	46
	12.7	Delays or Omissions; Waiver	47
	12.8	Fees; Expenses	47
	12.9	Assignment	47
	12.10	No Third Party Beneficiaries	48
	12.11	Counterparts	48
	12.12	Entire Agreement; Amendments; Actions	48
	12.13	Freedom to Pursue Opportunities	49
	12.14	No Personal Liability of Directors, Officers, Owners, Etc.	49
	12.15	Nature of Purchasers’ Obligations and Rights	49

Annexes

Annex A	Preferred Shares and Purchasers

Exhibits

Exhibit A	Form of Certificate of Designation
Exhibit B	Form of Second Amended and Restated Registration Rights Agreement

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated January     , 2015, by and among HC2 Holdings, Inc., Delaware corporation (the “Company”), and the parties set forth on Annex A hereto as Purchasers (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company has authorized the issuance and sale pursuant to this Agreement of 14,000 shares of Series A-2 Convertible Participating Preferred Stock, par value $0.001 per share, of the Company (the “Convertible Preferred Stock”), the rights, preferences and privileges of which are to be set forth in a Certificate of Designation, in the form attached hereto as

Exhibit A (the “Certificate of Designation”), which shares of Convertible Preferred Stock shall be convertible into authorized but unissued shares of Common Stock (as defined below);

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the several Purchasers, and the several Purchasers desire to purchase from the Company, the Preferred Shares (as defined below);

WHEREAS, the Board (as defined below) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements (as defined below) to which the Company is a party providing for the transactions contemplated hereby and thereby in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the DGCL upon the terms and conditions contained herein and therein;

WHEREAS, each Purchaser has approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby in accordance with applicable law upon the terms and conditions contained herein and therein;

WHEREAS, as a condition to the consummation of the transactions contemplated hereby, on the Closing Date the Company and the Purchasers will enter into the Second Amended and Restated Registration Rights Agreement in the form attached as Exhibit B hereto (the “Registration Rights Agreement”); and

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Accreting Dividends” shall have the meaning set forth in the Certificate of Designation.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. Notwithstanding the foregoing, (i) none of the Company, its Subsidiaries or its other controlled Affiliates, nor any HRG Affiliates shall be considered Affiliates of any Purchaser, (ii) no Purchaser shall be considered an Affiliate of any Portfolio Company in which such Purchaser or any of its Affiliates have made a debt or equity investment (provided, however, that for purposes of Sections 5.3 and 5.5 hereof, a Purchaser shall be considered an Affiliate of any such Portfolio Company if such Portfolio Company has received Confidential Information regarding the Company or any of its Subsidiaries from such Purchaser or any of its Affiliates in violation of Section 5.8 (disregarding for this purpose clause (v) of Section 5.8(a)), (iii) no Purchaser shall be considered an Affiliate of any other Purchaser or any of such other Purchaser’s Affiliates’ and (iv) no holder of Convertible

Preferred Stock, Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock or Common Stock shall be considered an Affiliate of any other holder of Convertible Preferred Stock, Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock or Common Stock solely by virtue of such holding; provided, however, that a Portfolio Company shall be deemed to be an Affiliate of a Purchaser if such Purchaser, directly or indirectly, encouraged, directed or caused such Portfolio Company to take any action that would have been prohibited by the terms of this Agreement if such Portfolio Company had been an Affiliate of such Purchaser but for clause (ii) of this definition.

“Agreement” shall have the meaning set forth in the preamble.

“Basket Amount” shall have the meaning set forth in Section 10.4.

“Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided, however, that, other than for purposes of the definition of “Hedging Agreement”, a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise (without giving effect to any provision governing such security that would limit, reduce or otherwise restrict the conversion, exchange or exercise features of such security) of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire such security.

“Benefit Plans” with respect to any Person shall mean each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee of such Person or its Subsidiaries has any present or future right to benefits or which are contributed to, sponsored by or maintained by the Person or any of its Subsidiaries.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“Caspian Purchasers” means each of Mariner LDC, Caspian Select Credit Master Fund, Ltd., Caspian Solitude Master Fund, L.P., Caspian HLSC1, LLC, Super Caspian Cayman Fund Limited and Caspian SC Holdings, L.P.

“Certificate of Designation” shall have the meaning set forth in the recitals.

“Change” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company, or any other shares of capital stock into which the Common Stock shall be reclassified or changed.

“Company” shall have the meaning set forth in the preamble.

“Company Plan” shall mean any Benefit Plan sponsored by or contributed to the Company, its Subsidiaries or any of its ERISA Affiliates or for which the Company, its Subsidiaries or any of its ERISA Affiliates has any liability, contingent or otherwise.

“Company Annual Report” shall have the meaning set forth in Section 3.8(a).

“Change of Control” shall have the meaning set forth in the Certificate of Designation as in effect as of the date hereof.

“Company Financial Statements” shall have the meaning set forth in Section 3.8(c).

“Company Indemnified Party” shall have the meaning set forth in Section 10.3.

“Company Intellectual Property” shall have the meaning set forth in Section 3.12(c).

“Company Option” shall mean an option to acquire shares of Common Stock that was issued under any Company Stock Plan.

“Company SEC Filings” shall have the meaning set forth in Section 3.8(a).

“Company Stock Plans” shall mean the plans listed on Schedule 1.2.

“Confidential Information” shall have the meaning set forth in Section 5.8(a).

“Consent” shall have the meaning set forth in Section 3.6.

“Contracts” shall have the meaning set forth in Section 3.23(a)(v).

“control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Price” shall have the meaning set forth in the Certificate of Designation.

“Conversion Shares” shall mean the shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock as provided for in the Certificate of Designation.

“Convertible Preferred Stock” shall have the meaning set forth in the recitals.

“DGCL” shall have the meaning set forth in the recitals.

“Director” means any member of the Board.

“Disclosure Schedule” shall have the meaning set forth in Section 3.

“Environmental Law” shall mean any and all Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or natural resources and any other Laws concerning human exposure to Hazardous Substances.

“Environmental Permits” shall have the meaning set forth in Section 3.20(a)(i).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.13(c).

“Equity Securities” shall mean, with respect to any Person, (i) shares of capital stock of, or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Person and (v) the capital stock of such Person.

“Exchange” means the NASDAQ Global Market, the NASDAQ Global Select Market, The New York Stock Exchange, the NYSE MKT LLC or any of their respective successors.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Fraud” shall mean with respect to any claim or action, all of the following elements: (a) a false statement of a material fact relating to such claim or action; (b) knowledge on the part of the Person making such statement of a material fact that the statement is false; (c) intent on the part of the Person making such statement of a material fact to deceive the receiving party by making the false statement; (d) justifiable reliance by the receiving party on the false statement of material fact; and (e) injury to the receiving party as a result of such reliance on the false statement of material fact.

“Foreign Benefit Plans” shall have the meaning set forth in Section 3.13(g).

“GAAP” shall have the meaning set forth in Section 3.9(b).

“Governmental Entity” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.

“HRG Affiliate” shall mean (a) Philip A. Falcone, (b) Harbinger Group, Inc. or any of its Subsidiaries, (c) Harbinger Capital Partners LLC, Harbinger Capital Partners II LP or any limited partnership, limited liability company, corporation or other entity that controls, is controlled by, or is under common control with Harbinger Capital Partners LLC, Harbinger Capital Partners II LP or Philip A. Falcone.

“Hazardous Substance” shall mean any substance, material or chemical that is characterized or regulated under any Environmental Law as “hazardous,” a “pollutant,” “waste,” a “contaminant,” “toxic” or words of similar meaning or effect, or that could result in liability under any Environmental Law, and shall include petroleum and petroleum products, polychlorinated biphenyls, lead, crystalline silica and asbestos.

“Hedging Agreement” shall mean any swap, forward or option contract or any other agreement, arrangement, contract or transaction that hedges the direct or indirect economic exposure to a decline in value resulting from ownership by any Person of the Common Stock, the Convertible Preferred Stock, the Series A Convertible Preferred Stock, the Series A-1 Convertible Preferred Stock or the equity securities of any Subsidiary of the Company that are traded on a national securities exchange or on the OTCQB, regardless of whether any such agreement, arrangement, contract or transaction is to be settled by delivery of securities, in cash or otherwise; provided, however, that, for the avoidance of doubt, in no event shall an agreement providing for the direct Transfer of Common Stock, Convertible Preferred Stock, Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock actually Beneficially Owned by such Person be deemed a “Hedging Agreement” hereunder.

“Hedging Limitation Period” shall mean the period from the date hereof until the twelve (12) month anniversary of the Closing Date.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all of the rules and regulations promulgated thereunder.

“Imperial Purchaser” means Long Ball Partners, LLC.

“Indenture” means that certain Indenture, dated as of November 20, 2014, by and among the Company, the subsidiary guarantors party thereto, and U.S. Bank National Association, as Trustee.

“Indemnified Party” shall have the meaning set forth in Section 10.5.

“Indemnifying Party” shall have the meaning set forth in Section 10.5.

“Initial Holders” means each of (i) Hudson Bay Absolute Return Credit Opportunities Master Fund Ltd., (ii) DG Value Partners, LP, (iii) DG Value Partners II Master Fund, LP, (iii)

Special Situations, LLC, (iv) Special Situations X, LLC, (v) DG Credit Opportunities, LP., (vi) Providence Debt Fund III L.P., (vii) Providence Debt Fund III Master (Non-US) L.P., (viii) PECM Strategic Funding L.P. and (ix) Benefit Street Partners SMA LM L.P.

“Intellectual Property” shall mean all U.S. or foreign intellectual property, including (i) patents, trademarks, service marks, trade names, domain names, other source indicators and the goodwill of the business symbolized thereby, copyrights, works of authorship in any medium, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs (“Registered Intellectual Property”), (iii) inventions, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

“Investment Securities” with respect to a Person means debt or equity securities issued by such Person or similar obligations of, or participations in, such Person.

“Knowledge” shall mean, with respect to the Company, the knowledge of any of the Persons set forth on Schedule 1.1. Such individuals will be deemed to have “knowledge” of a particular fact or other matter if (i) such individual has or at any time had actual knowledge of such fact or other matter or (ii) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent review concerning the existence thereof with each employee of the Company or any of its Subsidiaries who reports directly to such individual and who (x) has responsibilities or (y) would reasonably be expected to have actual knowledge of circumstances or other information, in each case, that would reasonably be expected to be pertinent to such fact or other matter. Notwithstanding the foregoing, the Company will be deemed to have knowledge of any fact or matter of which an officer of the Company has received written notice (whether in hard copy, digital or electronic format).

“Law” shall have the meaning set forth in Section 3.5.

“Leased Real Property” shall have the meaning set forth in Section 3.21(b).

“Legal Proceeding” shall mean any action, suit, litigation, petition, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, or investigation by or before, or otherwise involving, any court or other Governmental Entity or arbitral body.

“Liability” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall have the meaning set forth in Section 3.5.

“Losses” shall mean any and all actions, causes of action, suits, claims, liabilities, losses, damages, penalties, judgments, costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses), it being agreed that Losses shall include any losses that any Person deciding any dispute in respect thereof (whether a court, jury or other Person) may determine are recoverable, including if so determined to be recoverable, losses that represent diminution in value.

“Luxor Holders” means each of (i) Luxor Capital Partners, LP, (ii) Luxor Capital Partners Offshore Master Fund, LP and (iii) Luxor Wavefront, LP.

“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, occurrence or development (each, a “Change”) that, individually or in the aggregate with all other Changes, (i) has or would reasonably be expected to have a material adverse effect on or with respect to the business, operations, assets (including intangible assets), liabilities, results of operation or financial condition of the Company and its Subsidiaries taken as a whole or (ii) results in or would reasonably be expected to result in a Liability or Loss to the Company or its Subsidiaries in an amount exceeding $1,000,000.

“Material Contracts” shall have the meaning set forth in Section 3.23(a).

“May SPA” means that certain Securities Purchase Agreement, dated as of May 29, 2014, by and among the Initial Holders and the Company, as amended from time to time.

“New York Court” shall have the meaning set forth in Section 12.5(b).

“Non-Convertible Preferred Participation Amount” shall mean (i) with respect to the Caspian Purchasers, up to 6% of a total issuance by the Company of Non-Convertible Preferred Securities and (ii) with respect to the Imperial Purchaser, up to 2% of a total issuance of Non-Convertible Preferred Securities by the Company, provided that in no case shall the total Non-Convertible Preferred Participation Amount exceed 8% of a total issuance of Non-Convertible Preferred Securities by the Company.

“OTCQB” means the OTCQB Market.

“Participation Rights Fraction” shall mean, with respect to a Purchaser, a fraction, the numerator of which is the number of shares of Common Stock held by such Purchaser and its Affiliates in the aggregate on an as converted basis, as of such date, and the denominator of which is the number of shares of Common Stock then outstanding (assuming all Preferred Stock, Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock is converted to Common Stock), as of such date.

“Permitted Liens” means, (a) local, state and federal Laws, including, without limitation, zoning or planning restrictions, and utility lines, easements, permits, covenants, conditions, restrictions, rights-of-way, oil, gas or mineral leases of record and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the continued use of such property for the purposes for which the property is currently being used by the Company or any Subsidiary, (b) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded on the Company Financial Statements, (c) Liens for carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company Financial Statements, (d) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, which do not materially impair the value of the underlying property or the continued use of such property for the purposes for which the property is currently being used by the Company or any Subsidiary, (e) Liens granted under equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (f) Liens permissible under any applicable loan agreements and indentures, (g) restrictions arising under applicable securities Laws and (h) Liens securing the indebtedness under the Indenture or any other existing indebtedness for borrowed money of the Company or any of its Subsidiaries.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Portfolio Company” means, with respect to a referent Person, any other Person that issues Investment Securities if such referent Person beneficially owns Investment Securities representing a controlling interest in such Person.

“Preferred Holders” means each of the Initial Holders and the Luxor Holders.

“Preferred Share Purchase Price” shall have the meaning set forth in Section 2.1.

“Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Public Market Capitalization” shall have the meaning set forth in the Certificate of Designation.

“Purchasers” shall have the meaning set forth in the recitals.

“Purchaser Adverse Effect” shall have the meaning set forth in the Section 4.3.

“Purchaser Board Observer” shall have the meaning set forth in the Section 7.1.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 10.1.

“Registered Intellectual Property” shall have the meaning set forth in the definition of “Intellectual Property.”

“Registration Rights Agreement” shall have the meaning set forth in the recitals.

“Representatives” means, with respect to any Person, such Person’s Affiliates (other than any Portfolio Company) and their respective directors, officers, employees, managers, trustees, principals, stockholders, members, general or limited partners, agents and other representatives.

“Requisite Holders” means Purchasers (or permitted transferees thereof) holding not less than 75% of the Shares issued to the Purchasers hereunder on the Closing Date (determined on an as-converted to Common Stock basis).

“Rule 144” shall have the meaning set forth in Section 4.8(a).

“Schuff” means Schuff International, Inc.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Securities Exercise Notice” shall have the meaning set forth in Section 5.4(b)(ii).

“Securities Participation Amount” shall have the meaning set forth in Section 5.4(a).

“Securities Participation Right” shall have the meaning set forth in Section 5.4(a).

“Securities Participation Rights Notice” shall have the meaning set forth in Section 5.4(b)(i).

“September SPA” means that certain Securities Purchase Agreement, dated as of September 22, 2014, by and among the Luxor Holders, DG Value Partners, LP, DG Value Partners II Master Fund, LP, DG Credit Opportunities, LP and the Company, as amended from time to time.

“Series A Convertible Preferred Stock” means the Series A Convertible Participating Preferred Stock, par value $0.001 per share, of the Company.

“Series A-1 Convertible Preferred Stock” means the Series A-1 Convertible Participating Preferred Stock, par value $0.001 per share, of the Company.

“Significant Subsidiary” shall mean any Subsidiary or group of Subsidiaries that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect from time to time. For the avoidance of any doubt, Schuff and its Subsidiaries shall be deemed to be Significant Subsidiaries of the Company for all purposes, including, with respect to the representations and warranties of the Company set forth in Section 3 hereof, except with respect to Section 3.8(d).

“Specified Breach Event” shall have the meaning set forth in the Certificate of Designation.

“Standstill Period” shall have the meaning set forth in Section 5.3(a).

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity (whether incorporated or unincorporated) of which (or in which) more than 50% of (i) the Voting Power; (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (iii) the beneficial interest in such trust or estate; is, directly or indirectly, owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. For the avoidance of any doubt, Schuff and its Subsidiaries are Subsidiaries of the Company for all purposes, including, with respect to the representations and warranties of the Company set forth in Section 3 hereof, except with respect to Section 3.8(d).

“Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or required to be filed in connection with the calculation, determination, assessment or collection of any Tax, including any schedules or amendments thereto.

“Taxes” shall mean any and all taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and any ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs or duties.

“Third Party Intellectual Property” shall have the meaning set forth in Section 3.12(c).

“Transaction Agreements” shall mean this Agreement, the Certificate of Designation, and the Registration Rights Agreement.

“Transfer” shall mean the direct or indirect transfer, sale, assignment, exchange, distribution, mortgage, pledge or disposition of any Equity Securities of the Company.

“Treasury Regulation” shall mean the Treasury Regulations promulgated under the Code.

“Voting Power” shall mean either (a) the power to elect, designate or nominate directors to the Board, or (b) vote (as Common Stock or together with Common Stock) on matters to be voted on or consented to by the Common Stock through the ownership of Voting Stock, by contract or otherwise.

“Voting Stock” shall mean securities of any class or kind ordinarily having the power to vote generally for the election of (x) Directors of the Company or its successor (including the Common Stock, the Convertible Preferred Stock, the Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock) or (y) directors of any Subsidiary of the Company.

“Wholly Owned Subsidiary” means any Subsidiary of the Company of which the Company owns, either directly or indirectly, 100% of the outstanding equity interests of such Subsidiary (excluding qualifying shares held by directors).

2. Authorization, Purchase and Sale of Preferred Shares.

2.1 Authorization, Purchase and Sale. Subject to and upon the terms and conditions of this Agreement, the Company will issue and sell to the several Purchasers, and the several Purchasers will purchase from the Company, at the Closing, the number of shares of Convertible Preferred Stock (each, a “Preferred Share” and collectively, the “Preferred Shares”) set forth next to each such Purchaser’s name on Annex A. The purchase price per Preferred Share shall be $1,000 and the aggregate purchase price (the “Preferred Share Purchase Price”) for the Preferred Shares shall be the amount set forth on Annex A.

2.2 Closing.

(a) The closing of the purchase and sale of the Preferred Shares (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York immediately following the satisfaction or waiver of each of the conditions set forth in Section 6 with respect to Closing (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), at 7:00 am Eastern Time on January     , 2015 (the “Closing Date”).

(b) Closing Deliveries:

(i) At the Closing the Company shall deliver to each Purchaser certificates representing the Preferred Shares purchased by such Purchaser; and

(ii) At the Closing, each Purchaser shall deliver, or cause to be delivered, to the Company, subject to any reductions for expenses as set forth in Section 12.8, an amount equal to the portion of the Preferred Share Purchase Price set forth next to such Purchaser’s name on Annex A by wire transfer of immediately available funds to an account designated by the Company in writing.

3. Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered by the Company to the Purchasers on the date hereof (the “Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent) or as disclosed in the Company SEC Filings, filed on or after January 1, 2012 and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking), the Company hereby represents and warrants to the Purchasers as follows:

3.1 Organization and Power.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents. The Company has delivered or made available to the Purchasers complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date and currently in full force and effect, of the Company and its Significant Subsidiaries.

3.2 Capitalization.

(a) As of the date of this Agreement, after giving effect to the filing of the Certificate of Designation, the authorized shares of capital stock of the Company consist of 80,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 30,000 shares are authorized as Series A Convertible Preferred Stock, 11,000 shares are authorized as Series A-1 Convertible Preferred Stock and 14,000 shares are authorized as Convertible Preferred Stock. As of the close of business on December 15, 2014 (the “Capitalization Date”), (i) 23,813,085 shares of Common Stock were issued and outstanding (which includes 331,941 shares of unvested restricted stock), (ii) 4,503,605 shares of Common Stock were reserved for issuance under the Company Stock Plans, (iii) 30,000 shares of Series A Convertible Preferred Stock were issued and outstanding, (iv) 11,000 shares of Series A-1 Convertible Preferred Stock were issued and outstanding, (v) 0 shares of Convertible Preferred Stock were issued and outstanding, (vi) 7,601,933 shares of Common Stock were reserved for issuance upon conversion of the currently outstanding Series A Convertible Preferred Stock in accordance with the Certificate of Designation of the Series A Convertible Preferred Stock, as amended, (vi) 2,590,824 shares of Common Stock were reserved for issuance upon conversion of the currently outstanding Series A-1 Convertible Preferred Stock in accordance with the Certificate of Designation of the Series A-1 Convertible Preferred Stock, as amended, and (vi) 31,626 shares of Common Stock were held by the Company as treasury shares. All outstanding shares of Common Stock, Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock are validly issued, fully paid, nonassessable and free of preemptive or similar rights. Since the Capitalization Date, the Company has not sold or issued or repurchased, redeemed or otherwise acquired any shares of the Company’s capital stock (other than issuances pursuant to the exercise of any Company Option or vesting of any share unit award that had been granted under any Company Stock Plan, or repurchases, redemptions or other acquisitions pursuant to agreements contemplated by a Company Stock Plan). No Subsidiary of the Company owns any Equity Securities of the Company.

(b) As of the Capitalization Date, with respect to the Company Stock Plans, (i) there were 3,582,425 shares of Common Stock underlying outstanding Company Options to acquire shares of Common Stock, such outstanding Company Options having the exercise price per share as of the Capitalization Date as set forth on Schedule 3.2, (ii) there were 6,761 shares of Common Stock issuable upon the vesting of outstanding restricted stock units and (iii) 4,503,605 additional shares of Common Stock were reserved for issuance for future grants pursuant to the Company Stock Plans. All shares of Common Stock reserved for issuance as noted in the foregoing sentence, when issued in accordance with the respective terms thereof, ]are or will be validly issued, fully paid, nonassessable and free of preemptive or similar rights. Each Company Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the Common Stock underlying such Company Option on the grant date thereof and was otherwise issued in material compliance with applicable Law.

(c) Schedule 3.2 sets forth a list of all outstanding warrants to purchase any Equity Securities of the Company as of the date of this Agreement, together with the number of shares subject thereto, the exercise price thereof, the dates of any scheduled vesting thereof, in each case as of the date hereof.

(d) Except as set forth in this Section 3.2, as of the date of this Agreement, there are no outstanding Equity Securities of the Company and no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company.

(e) Except as set forth in the Transaction Agreements or as set forth in Schedule 3.2, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Equity Securities of the Company.

(f) Upon the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (i) the Preferred Shares will be duly authorized and (ii) a sufficient number of Conversion Shares will have been duly authorized and validly reserved for issuance upon conversion of the Preferred Shares in accordance with the Certificate of Designation. When the Preferred Shares are issued and paid for in accordance with the provisions of this Agreement and the Certificate of Designation, all such Preferred Shares will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights except as set forth in the Transaction Agreements and Schedule 3.2. When Conversion Shares are issued in accordance with the provisions of the Certificate of Designation all such Conversion Shares will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(g) Neither the Company nor any of its Subsidiaries have any Liabilities in respect of any Indebtedness (as defined in the Certificate of Designation) except as set forth on Schedule 3.2(g). For each item of Indebtedness, Schedule 3.2(g) sets forth the debtor, the principal amount of the Indebtedness as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness. Except as set forth on Schedule 3.2(g), neither the Company, nor any of its Subsidiaries has any Liability in respect of a guarantee of any indebtedness or other Liability of any other Person (other than the Company or any of its Subsidiaries).

3.3 Authorization. The Company has all requisite corporate power to enter into each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated by each of the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All corporate action on the part of the Company, its officers and directors necessary for the authorization of the Preferred Shares and the authorization, execution, delivery and performance of the Transaction Agreements to which the Company is a party has been taken. The execution, delivery and performance of the Transaction Agreements to which the Company is a party by the Company and the issuance of the Common Stock upon conversion of the Preferred Shares, in each case in accordance with their terms, and the consummation of the other transactions contemplated herein do not require any approval of the Company’s stockholders, except as set forth on Schedule 3.3. Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal and binding agreements of each Purchaser party thereto, each of the Transaction Agreements to which the Company is a party will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

3.4 Registration Requirements. Subject to the accuracy of the representations made by the Purchasers in Section 4, the offer, sale and issuance of the Preferred Shares and the conversion of the Preferred Shares into Common Stock in accordance with the Certificate of Designation (i) has been and will be made in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and (ii) will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable Blue Sky laws.

3.5 No Conflict. Except as set forth on Schedule 3.5, the execution, delivery and performance of the Transaction Agreements to which the Company is a party by the Company, the issuance of the Preferred Shares and the Common Stock upon conversion of the Preferred Shares and the consummation of the other transactions contemplated hereby and by the other Transaction Agreements to which the Company is a party will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Company, or, upon its filing with the Secretary of State of the State of Delaware, the Certificate of Designation, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any mortgage, Contract, insurance policy (including any directors and officers insurance policy), purchase or sale order, instrument, permit, concession, franchise, right or license, binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, assets or rights of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) subject to the matters referred to in Section 3.6, conflict with or violate any applicable material law, statute, code, ordinance, rule, regulation (including rules or regulations applicable to the listing of the Company’s capital stock on any trading exchange), or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”) or any judgment, order, injunction or decree issued by any Governmental Entity.

3.6 Consents. No consent, approval, order, or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity or any trading exchange is required on the part of the Company or its Subsidiaries in connection with (a) the execution, delivery or performance of the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, or (b) the issuance of the Preferred Shares or the issuance of the Common Stock upon conversion of the Preferred Shares in accordance with the Certificate of Designation; other than (i) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (ii) those to be obtained, in connection with the registration of the Preferred Shares under the Registration Rights Agreement, under the applicable requirements of the Securities Act and any related filings and approvals under applicable state securities laws, and (iii) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7 Permits. The Company and each of its Subsidiaries possess all material permits, licenses, authorizations, consents, approvals and franchises of Governmental Entities or any trading exchange that are required to conduct its business.

3.8 SEC Reports; Financial Statements.

(a) The Company has filed, since January 1, 2012, all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws (the “Company SEC Filings”), including the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2013, as amended through the date of this Agreement (the “Company Annual Report”). Each Company SEC Filing complied as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Filing was filed (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing). As of its filing date (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Filing did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 13(d) and 15(d) of the Exchange Act. No executive officer of the Company has failed to make the certifications required by him or her under Section 302 and 906 of the Sarbanes Oxley Act of 2002 with respect to any Company SEC Filing. There are no transactions that have occurred since January 1, 2012 that are required to be disclosed in the appropriate Company SEC Filings pursuant to Item 404 of Regulation S-K that have not been disclosed in the Company SEC Filings.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Filings and (collectively, the “Company Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of footnote disclosure that if presented, would not differ materially from those included in the audited Company Financial Statements).

(c) Except as disclosed on the Disclosure Schedule, there are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, other than: (i) Liabilities disclosed and provided for in the Company Financial Statements; (ii) Liabilities incurred in the ordinary course of business consistent with past practice; (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement or the other Transaction Agreements to which the Company is a party; or (iv) Liabilities individually or in the aggregate have not had and would not be reasonably expected to have a Material Adverse Effect (excluding clause (ii) of such definition).

(d) The Company’s principal executive officer and its principal financial officer have (i) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, and have evaluated such system at the times required by the Exchange Act and in any event no less frequently than at reasonable intervals and (ii) disclosed to the Company’s management, auditors and the audit committee of the Board (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company, and the Company has provided to the Purchasers copies of any written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a 15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries required to be included in the Company’s periodic reports under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are sufficient to ensure that the Company’s principal executive officer and its principal financial officer are made aware of such material information required to be included in the Company’s periodic reports required under the Exchange Act. There are no outstanding loans made by the Company or any of its

Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Neither the Company, nor any Subsidiary of the Company, since the date that the Company acquired (either directly or indirectly) a majority of the outstanding capital stock of such Subsidiary, has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. For the purposes of this Section 3.8(d), Schuff and its Subsidiaries shall be deemed not to be a Subsidiary of the Company.

3.9 Litigation. Except as set forth on Schedule 3.9, there are no (i) investigations or, to the Knowledge of the Company, proceedings pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their properties or assets, (ii) Legal Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, at Law or in equity that would reasonably be expected to result in liability to the Company or its Subsidiaries in excess of $250,000 or any other material non-monetary Liability or restrictions, or (iii) orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries.

3.10 Absence of Certain Changes. Since December 31, 2013, there has not been any Change which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and except as disclosed on Schedule 3.10, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been:

(a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(b) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money in excess of $250,000, individually, or $1,000,000, in the aggregate, or the repurchase, redemption or repayment of any indebtedness for borrowed money of the Company or any of its Subsidiaries in excess of $250,000, individually, or $1,000,000, in the aggregate, other than any such incurrence, assumption or guarantee in relation to the Indenture;

(c) any event of default (or event which with notice, the passage of time or both, would become an event of default) in the payment of any indebtedness for borrowed money in an aggregate principal amount in excess of $250,000 by the Company or any of its Subsidiaries;

(d) any change in any methods of accounting by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in GAAP; or

(e) any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, except (i) as required by applicable Law or (ii) with respect to any material Tax election, consistent with elections historically made by the Company.

3.11 Compliance with Law. The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of, and have not received any written notices of non-compliance, default or violation with, in each case, in any material respect, with respect to any material Laws, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements.

3.12 Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess respects legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, as currently conducted, free and clear of all Liens (other than non-exclusive licenses granted in the ordinary course of business or Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all material Intellectual Property developed for the Company or any of its Subsidiaries by any employees, contractors and consultants of the Company or any of its Subsidiaries is exclusively owned by the Company or one of its Subsidiaries, free and clear of all Liens (other than non-exclusive licenses granted in the ordinary course of business or Permitted Liens).

(b) All Registered Intellectual Property owned by the Company or any of its Subsidiaries is subsisting and has not expired or been cancelled or abandoned and, to the Company’s Knowledge, is valid and enforceable, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property in any material respect.

(c) The execution and delivery of the Transaction Agreements to which the Company is a party by the Company and the consummation of the transactions contemplated hereby and thereby will not result in, the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license or other agreement relating to any Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property, excluding generally commercially available, off-the-shelf software programs licensed for a license fee of less than $50,000 in the aggregate (the “Third Party Intellectual Property”), except, in either case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth in Schedule 3.12(d), to the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries has not infringed,

violated or constituted a misappropriation of any Intellectual Property of any third party and as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except, in either case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.12(d), neither the Company nor any of its Subsidiaries (i) has received any written claim or notice alleging any such infringement, violation or misappropriation, or (ii) has been or is subject to any settlement, order, decree, injunction, or stipulation imposed by any Governmental Entity that may affect the use, validity or enforceability of Company Intellectual Property.

(e) The Company and its Subsidiaries take all reasonable actions respects to protect the Company Intellectual Property and to protect and preserve the confidentiality of their trade secrets, including disclosing trade secrets to a third party only where such third party is bound by a confidentiality agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.13 Employee Benefits.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any Company Plan, no Legal Proceeding has been threatened, asserted, instituted, or, to the Knowledge of the Company, is anticipated (other than non-material routine claims for benefits, and appeals of such claims), and, to the Knowledge of the Company, no facts or circumstances exist that would give rise to any such Legal Proceeding. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Company Plan is or, within the last six (6) years, has been the subject of an examination or audit by a Governmental Entity, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program,.(ii) the Company has satisfied all reporting and disclosure requirements under the Code and ERISA that are applicable to the Company Plans, and (iii) the Company has not terminated any Company Plan or taken any action with respect thereto that would result in a Lien on any of the assets or properties of the Company.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and any applicable collective bargaining agreement, and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations, and each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that such Company Plan is qualified under the Code (or is entitled to rely on a prototype letter with regard to such determination) and nothing has occurred that would reasonably be expected to cause the loss of such qualification. The Company and its Subsidiaries has complied with reporting and disclosure requirements under the Code and ERISA that are applicable to the Company Plans, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Schedule 3.13(c), neither the Company, any of its Subsidiaries, nor any other entity which, together with the Company or any of its Subsidiaries would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each such entity, an “ERISA Affiliate”) sponsors, maintains, contributes to, or has had in the past six (6) years an obligation at any time to sponsor, maintain or contribute to, or has any liability in respect of (i) any “defined benefit pension plan” (as defined in Section 3(35) of ERISA), (ii) any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (as defined in Section 4001(a)(15) of ERISA) (“Multiemployer Plan”), (iii) any other plan which is subject to Section 4063, 4064 or 4069 of ERISA, or (iv) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code. Except as set forth in Schedule 3.13(c), except as required by Section 4980B of the Code, no Company Plan provides any retiree or post-employment medical, disability or life insurance benefits to any person. The assets of any defined benefit pension plan equal or exceed the projected benefit obligation of such plan, as determined using the actuarial assumptions used for purposes of the Company Financial Statements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) none of the Company, any of its Subsidiaries or ERISA Affiliates has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, or any contingent withdrawal liability under Section 4204 of ERISA, to any Multiemployer Plan, which liability could become a liability of the Company, any of its Subsidiaries, or any of its ERISA Affiliates or impose any lien or encumbrance against the assets of the Company, any Subsidiaries or any ERISA Affiliate, and the execution of the Transaction Agreements or the transactions contemplated hereby will not cause or result in any such withdrawal liability (contingent or actual), (ii) all contributions that the Company, its Subsidiaries or any of its ERISA Affiliates are required to have made to any Multiemployer Plan have been made, (iii) no liability under Title IV of ERISA has been incurred or is expected to be incurred with respect to any Company Plan subject thereto (other than PBGC premiums incurred and paid when due), nor has there been any “reportable event” within the meaning of Section 4043(c) of ERISA with respect to any such Company Plan, and (iv) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company, its Subsidiaries or any ERISA Affiliate, to a Tax or penalty pursuant to Section 502 of ERISA or Section 4975 of the Code or any other liability or penalty with respect thereto.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider to the Company or its Subsidiaries (i) complies and has been operated in compliance with the requirements of Code Section 409A and regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis. Each Company Plan may be amended or terminated without penalty other than the funding or payment of benefits, fees or charges accrued or incurred through the date of termination.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 3.13(f), neither the execution of the Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company employee, or (ii) give rise to any other liability or funding obligation under any Company Plan or otherwise, including liability for severance pay, unemployment compensation or termination pay.

(g) Except as set forth on Schedule 3.13(g), no Benefit Plan of the Company is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan the “Foreign Benefit Plans”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company or its applicable Subsidiary.

3.14 Labor Relations.

(a) (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set for in Schedule 3.14, no Company employee is represented by a labor union or works council and, to the Knowledge of the Company, no organizing efforts have been conducted within the last three years or are now being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract or collective agreement, and (iii) neither the Company nor any of its Subsidiaries currently has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other material labor dispute.

(b) (i) Each of the Company and its Subsidiaries has complied with all applicable laws relating to the employment of labor, including all applicable laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes, except as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last two years which remains unsatisfied.

3.15 Taxes.

(a) The Company and each of its Subsidiaries have filed all federal income Tax Returns and all other material Tax Returns required to have been filed as of the date hereof (taking into account any extensions that have been duly obtained) and such Tax Returns are correct and complete in all respects and have paid all Taxes required to have been timely paid by them in full through the date hereof, regardless of whether or not shown on any such Tax Return, except to the extent such Taxes are both (i) being challenged in good faith and (ii) adequately provided for on the financial statements of the Company and its Subsidiaries in accordance with GAAP, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has any current liability, and to the Knowledge of the Company, there are no events or circumstances which would result in any liability, for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement other than any such agreement or similar Contract or arrangement to which the Company and any of its Subsidiaries are the exclusive parties.

(d) All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to the Company or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries pending or raised by an authority in writing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

(f) There are no material Liens with respect to Taxes upon any of the assets or properties of either the Company or any of its Subsidiaries, other than with respect to Taxes not yet delinquent except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) The representations and warranties expressly set forth in this Section 3.15 shall be the only representations and warranties, express or implied, written or oral, with respect to the subject matter contained in this Section 3.15.

3.16 Registration. Shares of the Common Stock are registered pursuant to Section 12(g) of the Exchange Act and there is no action pending by the Company or any other Person to terminate the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the SEC is currently contemplating terminating such registration.

3.17 Investment Company Act. The Company is not, nor immediately after the Company’s receipt of the Preferred Share Purchase Price from the Purchasers, will the Company be, an “investment company” within the meaning of, and required to be registered under, the Investment Company Act of 1940, as amended.

3.18 Brokers. The Company has not retained, utilized or been represented by any broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.19 Subsidiaries.

(a) As of the date hereof, the Company has no Subsidiaries other than as listed in Schedule 3.19.

(b) Except as set forth on Schedule 3.19, all of the outstanding shares of capital stock of, or other equity or voting interest in, each Subsidiary of the Company that are owned by the Company or one of its Subsidiaries (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company or one of its Subsidiaries, free and clear of all Liens (other than restrictions under applicable securities Laws and Liens securing the indebtedness under the Indenture or under any other existing Indebtedness for borrowed money of Schuff or any of its Subsidiaries set forth on Schedule 3.2(g)).

3.20 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and its Subsidiaries and their respective operations are and have been in compliance with all, and have not violated any, applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all permits, licenses, authorizations, waivers, exemptions, registrations, consents, approvals and franchises from Governmental Entities required under applicable Environmental Laws (“Environmental Permits”) for the operation of the business of the Company and its Subsidiaries; the Company has no reason to believe that any such Environmental Permits will be modified, revoked or otherwise made ineffective, or will not be renewed on terms substantially the same as those currently in effect.

(ii) Neither the Company nor any of its Subsidiaries, nor any other entity for which the Company or any of its Subsidiaries is responsible, has transported, produced, processed, manufactured, generated, used, treated, handled, stored or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws and in a manner that would not result in liability under any applicable Environmental Law. No Hazardous Substance has been released by the Company, the Subsidiaries, or to the Knowledge of the Company, by any other Person (including, without limitation, any of the predecessors in interest to the Company or any of its Subsidiaries), at, on, about or under (i) any property now or formerly owned, operated or leased by the Company, its Subsidiaries or their respective predecessors in interest; or (ii) any property to which the Company, its Subsidiaries or their respective predecessors in interest has sent waste;

(iii) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective predecessors in interest has exposed any employee or any third party to Hazardous Substances in violation of, or in a manner that would result in a liability under, any applicable Environmental Law or tort law;

(iv) Neither, the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective predecessors in interest, is a party to or the subject of any pending, or, to the Knowledge of the Company, threatened, Legal Proceeding alleging Liabilities under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective predecessors in interest, is subject to any orders, judgments or decrees or agreement by or with any Governmental Entity or third party imposing any Liabilities with respect to any Environmental Laws or any Hazardous Substances;

(v) There are no liabilities of any third party arising out of or related to Environmental Laws or Hazardous Substances that the Company, its Subsidiaries or, to the Knowledge of the Company, their respective predecessors in interest has expressly agreed to assume, to indemnify or retain by contract or otherwise;

(vi) Neither the Company nor the Subsidiaries has received any notice, claim, subpoena, or summons from any Person alleging: (i) any environmental liability relating to the Company, the Subsidiaries, or their respective predecessors in interest; or (ii) any violation by the Company, the Subsidiaries or their respective predecessors in interest of any Environmental Law;

(vii) Neither the Company nor any of its Subsidiaries has manufactured any products that are not or were not in compliance with all Environmental Laws applicable to such products to be imported, sold, or otherwise marketed in any jurisdiction in which such products are currently, or have been, imported, sold, or otherwise marketed; and

(viii) None of the products currently or formerly manufactured, produced, distributed, sold, leased, licensed, repaired, delivered, installed, conveyed or otherwise put into the stream of commerce by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other Person for which the Company or any of its Subsidiaries is responsible by contract or operation of law, contains or has contained (i) asbestos; or (ii) any other Hazardous Substance that has resulted in or would reasonably be expected to result in any liability to the Company or any of its Subsidiaries.

(b) As of the date hereof, all reports of environmental site assessments, reviews, audits, investigations or similar evaluations, and any material documents in the possession or control of the Company or any of its Subsidiaries concerning (i) environmental conditions at any facilities or real property ever owned, operated or leased by the Company, the Subsidiaries or any of their respective predecessors in interest; or (ii) any environmental liability of the Company, its Subsidiaries or any of their respective predecessors in interest have been made available to the Purchasers.

(c) The representations and warranties expressly set forth in this Section 3.20 shall be the only representations and warranties, express or implied, written or oral, with respect to the subject matter contained in this Section 3.20.

3.21 Assets.

(a) The Company and its Subsidiaries have good and marketable title to all of its or their real or personal properties (whether tangible or intangible), rights and assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case, free and clear of all Liens (other than Permitted Liens or as disclosed on Schedule 3.21). The properties and assets owned and leased by the Company and its Subsidiaries are sufficient to carry on their businesses as they are now being conducted except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid leasehold interests in all of its leased properties, whether as lessee or sublessee (the “Leased Real Property”), in each case, sufficient to conduct its respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), assuming the timely discharge of all obligations owing under or related to Leased Real Property. Except as set forth on Schedule 3.21(b), neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

3.22 Insurance. The Company and its Subsidiaries have and maintain in effect policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and its Subsidiaries and which the Company reasonably believes are adequate for the operation of its business. All such insurance policies are in full force and effect, no written notice of cancellation has been received by the Company as of the date hereof and, to the Knowledge of the Company, no such notice is imminent, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and there has been no threatened termination of any such policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.23 Material Contracts.

(a) Except as filed as an exhibit to the Company SEC Filings or as set forth on Schedule 3.23, there are none of the following (each a “Material Contract”):

(i) Contracts restricting the payment of dividends upon, or the redemption, repurchase or conversion of, the Convertible Preferred Stock or the Common Stock issuable upon conversion thereof;

(ii) joint venture, partnership, limited liability or other similar Contract or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) any Contract relating to the acquisition or disposition of any business, stock or assets that (x) is material to the business of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice, or (y) has representations, covenants, escrows, indemnities, purchase price payments, “earn-outs”, adjustments or other obligations that are still in effect;

(iv) Contracts containing any covenant (x) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area, or (y) prohibiting the Company or any of its Subsidiaries from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(v) “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, excluding any exhibits, schedules and annexes to such material contracts that are not required to be filed with the SEC, and those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries required to be filed with the SEC (the Material Contracts, together with any lease, binding commitment, option, insurance policy, benefit plan or other contract, agreement, instrument or obligation (whether oral or written) to which the Company or any of its Subsidiaries may be bound, the “Contracts”);

(vi) Contracts relating to indebtedness for borrowed money of the Company or any of its Subsidiaries in an amount exceeding $250,000;

(vii) Contracts (other than the Transaction Agreements) that would be or purport to be binding on the Purchasers or any of their Affiliates after the Closing;

(viii) Contracts with any Governmental Entity that imposes any material obligation or restriction on the Company or any of its Subsidiaries, taken as a whole; and

(ix) any material Contract with any current or former director, officer or employee, or with any HRG Affiliate.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, on each other party thereto, and is in full force and effect, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder or would result in the termination thereof or would cause or permit the acceleration or other change of any right or obligation of the loss of any benefit thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.24 Right of First Refusal; Stockholders Agreement; Voting and Registration Rights; and Related Party Transactions. Except as set forth on Schedule 3.24 or as provided for in this Agreement or the other Transaction Agreements, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right, anti-dilution right or other similar right regarding Equity Securities of the Company. Except as set forth on Schedule 3.24, there are no provisions of the Company’s organizational documents and no Material Contracts other than the Certificate of Designation, this Agreement or the other Transaction Agreements, which (a) may affect or restrict the voting rights of the Purchasers with respect to the Preferred Shares in their capacity as stockholders of the Company, (b) restrict the ability of the Purchasers, or any successor thereto or assignee or transferee thereof, to transfer the Preferred Shares, (c) would adversely affect the Company’s or the Purchasers’ right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of the other Transaction Agreements or the Certificates of Designation and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company’s issued and outstanding Common Stock or require a separate class vote, voting together as a single class, to take or prevent any corporate action (other than those matters expressly requiring a different vote under the provisions of the DGCL) or (e) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other person as a director of the Company. Except for the matters disclosed on Schedule 3.24 or as described in the Company SEC Filings, no Affiliate of the Company or any of its Subsidiaries and no officer or director (or equivalent) of the Company or any of its Subsidiaries (or, to the Company’s Knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member thereof owns a material interest): (a) has any material interest in any material asset owned or leased by the Company or any of its Subsidiaries or used in connection with the business of the Company or (b) has engaged in or is a party to any material transaction, arrangement or understanding with the Company or any of its Subsidiaries (other than payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business).

3.25 Section 203 of DGCL. The Company has elected in its certificate of incorporation not to be governed by Section 203 of the DGCL and no other state takeover statute or similar regulation applies to or purports to apply to the Transaction Agreements and the transactions contemplated hereby and thereby.

3.26 No Other Representations and Warranties. Except for the representations and warranties contained in Section 3 (including, or as qualified by, the Disclosure Schedule), the Company makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to any other information (including, without limitation, pro-forma financial information, financial projections or other forward-looking statements) provided to or made available to any Purchaser in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to any Purchaser or any other Person resulting from any other express or implied representation or warranty with respect to the Company, unless any such information is expressly included in a representation or warranty contained in Section 3 or in an applicable section of the Disclosure Schedule.

4. Representations and Warranties of the Purchasers. Except as set forth in Section 4.10, each Purchaser represents and warrants, severally and not jointly, to the Company as follows:

4.1 Organization. Such Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

4.2 Authorization. Such Purchaser has all requisite corporate or other power to enter into this Agreement and the other Transaction Agreements to which such Purchaser is a party and to consummate the transactions contemplated by the Transaction Agreements to which such Purchaser is a party and to carry out and perform its obligations thereunder. All corporate or other action on the part of such Purchaser or the holders of the capital stock or other equity interests of such Purchaser necessary for the authorization, execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party has been taken. Upon their respective execution by such Purchaser and the other parties thereto and assuming that they constitute legal and binding agreements of the Company, each of the Transaction Agreements to which such Purchaser is a party will constitute a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

4.3 No Conflict. The execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party by such Purchaser, the issuance of the Preferred Shares and the Common Stock upon conversion of the Preferred Shares in accordance with the Certificate of Designation and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of such Purchaser, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, any Contract binding upon such Purchaser or (iii) subject to the matters referred to in Section 4.4, conflict with or violate any applicable Laws or any judgment, order, injunction or decree issued by any Governmental Entity, except in the case of each of clauses (i), (ii) and (iii) as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements (with respect to each Purchaser, a “Purchaser Adverse Effect”).

4.4 Consents. No Consent of any Governmental Entity is required on the part of such Purchaser in connection with (a) the execution, delivery or performance of the Transaction Agreements to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, and (b) the issuance of the Preferred Shares or the issuance of the Common Stock upon conversion of the Preferred Shares in accordance with the Certificate of Designation, other than (i) those to be obtained, in connection with the registration of the Preferred Shares under the Registration Rights Agreement, under the applicable requirements of the Securities Act and any related filings and approvals under applicable state securities Laws, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, and (iii) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Purchaser Adverse Effect.

4.5 Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

4.6 Purchase Entirely for Own Account. Such Purchaser is acquiring the Preferred Shares for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Preferred Shares in violation of the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act. Such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Preferred Shares.

4.7 Investor Status. Such Purchaser certifies and represents to the Company that such Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Preferred Shares for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to receive information from, and to ask questions of and receive answers from the management of, the Company concerning this investment so as to allow it to make an informed investment decision prior to its investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

4.8 Securities Not Registered.

(a) Such Purchaser understands that the Preferred Shares and the Conversion Shares have not been approved or disapproved by the SEC or by any state securities commission nor have the Preferred Shares or the Conversion Shares been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Preferred Shares and the Conversion Shares must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 under the Securities Act (“Rule 144”) (the provisions of which are known to it) depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(b) The Preferred Shares and the Conversion Shares shall be subject to the restrictions contained herein.

(c) It is understood that the Preferred Shares and the Conversion Shares, and any securities issued in respect thereof or in exchange therefor, may bear one or all of the legends set forth in Section 9.

4.9 Financing. Such Purchaser has (and at the Closing will have) an amount of cash sufficient to enable it to consummate the transactions contemplated hereunder (including the purchase of the Preferred Shares set forth next to such Purchaser’s name on Annex A) on the terms and conditions set forth in this Agreement.

4.10 Equity Securities of the Company and its Subsidiaries.

(a) Each of the Caspian Purchasers represent and warrant to the Company that no Caspian Purchasers nor any of their Affiliates Beneficially Owns any Equity Securities of the Company or any of its Subsidiaries, except, as of the Closing, the Preferred Shares.

(b) Except as disclosed to the Company in writing on or prior to the date hereof, the Imperial Purchaser represents and warrants to the Company that neither the Imperial Purchaser nor any of its Affiliates Beneficially Owns any Equity Securities of the Company or any of its Subsidiaries, except, as of the Closing, the Preferred Shares.

4.11 Indebtedness. Except as disclosed to the Company in writing on or prior to the date hereof, neither such Purchaser nor any of its Affiliates owns any debt securities or other indebtedness issued by the Company or any of its Subsidiaries.

5. Covenants.

5.1 Shares Issuable Upon Conversion. The Company will at all times have reserved and available for issuance such number of shares of Common Stock as shall be from time to time sufficient to permit the conversion in full of the outstanding Preferred Shares into Common Stock, including as may be adjusted for share splits, combinations or other similar transactions as of the date of determination or due to the accrual of Accreting Dividends.

5.2 Commercially Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchasers and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to: (i) cause the conditions to the applicable Closing set forth in Section 6 to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

(b) Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be reasonably necessary to effectuate the transactions contemplated by this Agreement and the other Transaction Agreements, subject to the terms and conditions hereof and thereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof and thereof.

5.3 Standstill.

(a) Each Purchaser hereby agrees that from the Closing until the date that is three (3) years following the Closing (the “Standstill Period”), such Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly:

(i) except for Equity Securities of the Company received (1) by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by the Company in respect of the Preferred Shares (or the Common Stock issuable on conversion of the Preferred Shares), (2) pursuant to the conversion of the Preferred Shares, (3) pursuant to Section 5.4, (4) by such Purchaser by way of a transfer or sale from any other Purchaser, (5) by way of an issuance by the Company, or (6) upon the exercise or conversion of any convertible or exercisable Equity Securities of the Company received pursuant to the foregoing sub-clauses (1), (2), (3), (4) or (5), (x) acquire (directly or indirectly, by purchase or otherwise) any Equity Securities of the Company or (y) authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire (directly or indirectly, by purchase or otherwise) Equity Securities of the Company, in each case, if such acquisition (together with any other Equity Securities of the Company previously acquired) would result in such Purchaser and its Affiliates Beneficially Owning (on an as converted basis) an amount of Common Stock equal to or greater than fifteen percent (15%) of the Company’s issued and outstanding Common Stock (assuming the conversion of the Preferred Shares held by such Purchaser and its Affiliates);

(ii) except indirectly as a result of ownership of Equity Securities of the Company acquired hereunder at any Closing or thereafter in accordance with Section 5.3(a)(i), (x) acquire (directly or indirectly, by purchase or otherwise) any Equity Securities of any Subsidiary of the Company or (y) authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire (directly or indirectly, by purchase or otherwise) Equity Securities of any Subsidiary of the Company, in each case if such acquisition (together with any other Equity Securities of any Subsidiary of the Company previously acquired) would result in such Purchaser and its Affiliates Beneficially Owning (on an as converted basis) an amount of any such Subsidiary’s common stock equal to or greater than fifteen percent (15%) of such Subsidiary’s issued and outstanding common stock (assuming conversion of any Equity Securities that is convertible into common stock held by such Purchaser and its Affiliates);

(iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person (other than (x) such Purchaser or its Affiliates or (y) in accordance with and consistent with the recommendation of the Board) with respect to the voting of any Voting Stock;

(iv) authorize or commence any tender offer or exchange offer for shares of Voting Stock (for the avoidance of doubt, tendering into any tender offer or exchange offer not otherwise violating this clause this Section 5.3(a)(iv) will not violate this Section 5.3(a)(iv));

(v) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of voting, acquiring, holding, or disposing of any Voting Stock;

(vi) submit to the Board a written proposal for or offer of (with or without conditions), any merger, recapitalization, reorganization, business combination or other extraordinary transaction involving the Company or any Subsidiary thereof or any of the securities or assets, or make any public announcement with respect to such proposal or offer;

(vii) request the Company or any of its Affiliates, directly or indirectly, to amend or waive any provision of this Section 5.3; or

(viii) enter into any arrangements with any third party concerning any of the foregoing.

(b) If, at any time prior to the termination of the Standstill Period, (i) the Company has entered into a definitive agreement, the consummation of which would result in a Change of Control, (ii) any Person shall have commenced and not withdrawn a bona fide public tender or exchange offer which if consummated would result in a Change of Control and the Board has not recommended that the stockholders of the Company reject such offer within the time period contemplated by Rule 14e 3 under the Exchange Act, or (iii) the Company files or consents to the filing against the Company of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, insolvency, reorganization or other similar Law, makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or with respect to any substantial part or its property, then, in each case, for so long as such condition continues to apply, the limitation on the actions described in clauses (iii), (iv), (v), (vi), (vii) and (viii) of Section 5.3(a) (and any related acquisition of Beneficial Ownership by such Purchaser and/or their Affiliates) shall not be applicable to such Purchaser.

(c) Anything in this Section 5.3 to the contrary notwithstanding, this Section 5.3 shall not be construed to prohibit or restrict (i) any actions taken by any designee, nominee or appointee on the Board, in their capacities as a member of the Board and in compliance with and subject to his or her fiduciary duties as a member of the Board or (ii) the Purchaser from making non-public suggestions, recommendations and proposals regarding the future management of, or business plans of, the Company to the Company’s management or its Board, in each case that would not require any Person to publicly disclose such suggestions, recommendations or proposals.

5.4 Securities Participation Rights.

(a) For so long as a Purchaser (together with its Affiliates) owns at least 50% of the aggregate number of Preferred Shares issued to such Purchaser and its Affiliates at the Closing (or the Common Stock issued upon conversion thereof), the Company shall not issue, or agree to issue, any Equity Securities (including, without limitation, any Preferred Stock) of the Company to any Person unless the Company offers such Purchaser (together with its Affiliates) the right (the “Securities Participation Right”) to purchase in the aggregate (i) subject to the following clause (ii), up to the number of such Equity Securities of the Company (the “Securities Participation Amount”) equal to the product of (x) the total number of such offered shares of Equity Securities of the Company multiplied by (y) such Purchaser’s Participation Rights Fraction, or (ii) in the event that the Equity Securities of the Company issued are preferred stock that are not convertible into Common Stock (or Equity Securities of the Company that are convertible into Common Stock) and non-voting (treating preferred stock that is entitled to elect no more than two directors upon a default resulting from the failure to pay six (6) or more consecutive quarterly dividends as non-voting for this purpose) (“Non-Convertible Preferred Securities”), up to such Purchaser’s Non-Convertible Preferred Participation Amount, at the same price per security (payable in cash, except to the extent that the consideration for such issuance is an exchange of Convertible Preferred Stock) and otherwise upon the same terms and conditions as those offered to such Person in accordance with the procedures set forth in this Section 5.4; provided that the Securities Participation Rights shall not be applicable to the issuance of the following Equity Securities of the Company: (i) an underwritten registered public offering of Common Stock for cash (which shall exclude for this purpose any registered direct offering to one or more purchasers (other than to or through brokers, dealers, underwriters or market makers, in each case purchasing for resale to investors) in an aggregate amount greater than the lesser of $5 million and 1% of the shares the Company’s Common Stock then outstanding), (ii) an issuance of equity or equity linked securities pursuant to any director, officer or employee compensation arrangements that is permitted, or not prohibited by, the Certificate of Designation or any issuance of equity or equity linked securities pursuant to the existing terms of any such arrangements in effect as of the Closing Date, (iii) an issuance of equity to a seller, or in the case of a merger, the shareholders of the target company, and the employees or officers of any target company in connection with a bona fide merger, business combination transaction or acquisition of stock or assets outside of the ordinary course (other than any issuance to an Affiliate in connection thereof), (iv) a conversion of shares of one class of capital stock of the Company into shares of another class of capital stock of the Company in accordance with the terms of such securities, (v) a stock split or other subdivision or combination, or a stock dividend made to all holders on a pro rata basis of any Equity Securities of the Company or (vi) an issuance of Equity Securities of the Company that is incidental to and is issued as part of a debt financing from a bank, institutional lender or similar financial institution. For purposes of clarity, the parties agree that the issuance of Conversion Shares shall not be subject to the Securities Participation Rights. In no event will any Convertible Preferred Stock, Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock (or any Common Stock issuable in connection with the conversion of any Convertible Preferred Stock, Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock) issued in connection with or as a result of accretions to the face amount of, or payments in kind with respect to, any Convertible Preferred Stock, Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock or Equity Securities of the Company outstanding on the Closing or otherwise permitted to be issued, or not prohibited, by the Certificate of Designation be subject to the Securities Participation Rights. A Purchaser shall be entitled to apportion or assign its Securities Participation Amount or Non-Convertible Preferred Participation Amount in such proportions as it deems appropriate, among itself, its Affiliates, and to any other Purchaser, provided that the total amount of Non-Convertible Preferred Participation Amount that the Purchasers shall be entitled to purchase in the aggregate pursuant to this section shall not exceed 8% of the aggregate amount of Non-Convertible Preferred Securities issued in such transaction.

(b) Securities Participation Rights Process.

(i) The Company shall send a written notice (the “Securities Participation Rights Notice”) to each Purchaser stating the number of Equity Securities of the Company to be offered, a description of the terms of such Equity Securities of the Company if not Common Stock, the price and terms on which it proposes to offer such Equity Securities of the Company (including a description of any non-cash consideration sufficiently detailed to permit a valuation thereof), and a reference to such Purchaser’s Securities Participation Rights hereunder.

(ii) Within ten (10) Business Days after the delivery of the Securities Participation Rights Notice, each such Purchaser may elect by written notice to the Company (the “Securities Exercise Notice”) to purchase such Equity Securities of the Company, at the price and on the terms specified in the Securities Participation Rights Notice (or, if such price includes non-cash consideration, an amount of cash equal to the fair market value of such non-cash consideration, except to the extent that the consideration for such issuance is an exchange of Convertible Preferred Stock), up to (i) such Purchaser’s Securities Participation Amount or, (ii) in the event that the offered securities are preferred securities that are not convertible into Common Stock or Equity Securities of the Company that are convertible into Common Stock, up to such Purchaser’s Non-Convertible Preferred Participation Amount (or, in the case of each of the foregoing clauses (i) and (ii), such higher amount as has been assigned to such Purchaser by any other Purchaser in accordance with Section 5.4(a) hereof). A Securities Exercise Notice shall constitute a binding agreement of such Purchaser to purchase the amount of Equity Securities of the Company so specified at the price and other terms set forth in the Securities Participation Rights Notice (subject to the form, terms and conditions of the definitive documentation thereof being reasonable satisfactory to such Purchaser). Assuming delivery of the Securities Participation Rights Notice in accordance with the terms hereof, the failure of any such Purchaser to respond within such ten (10) Business Day period shall be deemed a waiver of such Purchaser’s rights under this Section 5.4 with respect to the offering described in the applicable Securities Participation Rights Notice. Notwithstanding anything to the contrary herein, at any time prior to the issuance of the Equity Securities of the Company (whether or not a Securities Exercise Notice shall have been delivered), the Company may elect (in its sole discretion), upon written notice to the applicable Purchasers, not to issue such Equity Securities of the Company and rescind, in such event, the applicable Securities Participation Rights Notice without liability to any Person hereunder.

(iii) Subject to the last sentence of this Section 5.4(b)(iii), the Company may offer the Equity Securities of the Company specified in the Securities Participation Rights Notice in excess of the Securities Participation Amount, if any, to any Person or Persons at a price not less than, and on terms no more favorable to such offerees than, those set forth in such Securities Participation Rights Notice, at any time after the Securities Participation Rights Notice is sent but on or before the 90th day after the Securities Participation Rights Notice was sent. In addition, during the period beginning ten (10) Business Days after the Securities Participation Rights Notice was sent and ending on the 90th day after the Securities Participation Rights Notice was sent, the Company may offer any Equity Securities of the Company of the Securities Participation Amount that are not timely elected to be purchased by the applicable Purchasers in accordance herewith to any other Person or Persons, provided that if such Equity Securities of the Company are to be offered at a price less than, or on terms materially more favorable to such offerees than, those specified in the Securities Participation Rights Notice, the Company shall promptly notify the applicable Purchasers in writing of such modified terms and such Purchasers shall have five (5) Business Days after the receipt of such notice in which to elect to purchase the Securities Participation Amount of such Equity Securities of the Company at the price and on the terms specified in such subsequent notice.

(iv) The closing of the purchase of Equity Securities of the Company by each Purchaser pursuant to this Section 5.4(b) shall occur as promptly as practicable following delivery of the Securities Exercise Notice to the Company by all Purchasers; provided that such closing shall be subject to and shall occur not earlier than the later of (x) concurrently with the closing of the purchase of Equity Securities of the Company by such offeree and (y) ten (10) Business Days after delivery of the Securities Exercise Notice by each Purchaser to the Company. The closing of the purchase of Equity Securities of the Company by the applicable Purchasers pursuant to this Section 5.4(b) shall also be subject to the receipt of any necessary regulatory approvals, the expiration of any required waiting periods and applicable Law.

(v) Notwithstanding anything to the contrary contained in this Agreement, in the event any Purchaser would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the purchase of Equity Securities of the Company by such Purchaser pursuant to this Section 5.4, the closing of such purchase by such Purchaser shall be delayed (in whole, or at the option of such Purchaser, only to the extent necessary to avoid a violation of the HSR Act), until such Purchaser shall have made such filing under the HSR Act and such Purchaser shall have received early termination clearance in respect thereof or the waiting period in connection with such filing under the HSR Act shall have expired. In such circumstances such Purchaser shall use commercially reasonable efforts to make such filing and obtain such clearance or expiration of such waiting period as promptly as reasonably practical and the Company shall use commercially reasonable efforts to make all required filings and reasonably cooperate with and assist such holder in connection with the making of such filing and obtaining such clearance or expiration of such waiting period.

5.5 Hedging Restrictions. Each Purchaser agrees that, during the Hedging Limitation Period, it shall not, and shall cause each of its Affiliates not to, enter into any Hedging Agreement with respect to the Common Stock, the Convertible Preferred Stock, the Series A Convertible Preferred Stock, the Series A-1 Convertible Preferred Stock or the equity securities of any Subsidiary of the Company that are traded on a national securities exchange or the OTCQB. For the avoidance of doubt, following the Hedging Limitation Period, nothing in this Section 5.5 shall prohibit such Purchaser or its Affiliates from entering into any Hedging Agreement with respect to the Common Stock, the Convertible Preferred Stock, the Series A Convertible Preferred Stock, the Series A-1 Convertible Preferred Stock or the equity securities of any Subsidiary of the Company, including any transactions involving an index-based portfolio of securities that includes Common Stock or the equity securities of any Subsidiary of the Company (regardless of the value of such Common Stock or equity securities of any Subsidiary of the Company in such portfolio relative to the total value of the portfolio of securities) or involving the purchase or sale of derivative securities or any short sale of the Common Stock or the equity securities of any Subsidiary of the Company.

5.6 Form 8-K. The Company shall, promptly following the date hereof (but in any event within the time period required by the rules and regulations of the SEC), file a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby and filing the Transaction Agreements as exhibits thereto, provided that the Company shall afford the Purchasers with reasonable opportunity to review and comment on such Current Report on Form 8-K prior to the filing thereof.

5.7 Tax Characterization. Unless otherwise required by a “determination”, as defined in Section 1313(a) of the Code, the parties agree to treat the Convertible Preferred Stock as stock other than preferred stock for U.S. federal, and to the extent applicable, state and local income tax purposes.

5.8 Confidential Information.

(a) Each Purchaser recognizes that Confidential Information may have been and may be disclosed to such Purchaser by the Company or any of its Subsidiaries. Each Purchaser shall not engage in the unauthorized use, and shall cause its Affiliates not to engage in the unauthorized use, or make any unauthorized disclosure to any third party, of any Confidential Information without the prior written consent of the Company and shall use due care to ensure that such Confidential Information is kept confidential, including by treating such information as such party would treat its own Confidential Information. Notwithstanding the foregoing, the Purchasers shall have the right to share any Confidential Information with any of their Representatives, each of whom shall be required to agree to keep confidential such Confidential Information to the extent required of the Purchaser under this Section 5.8. As used herein, “Confidential Information” means all information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of the Company and/or its Subsidiaries (including any of the terms of this Agreement) from whatever source obtained, except for any such information, knowledge, systems or data which (i) has become publicly known and made generally available through no wrongful act of such Purchaser, (ii) has been rightfully received by such Purchaser from a third party who, to the knowledge of such Purchaser, is not bound any obligations of confidentiality with respect to such information, knowledge, systems or data, (iii) is independently developed by such Purchaser without use of Confidential Information, (iv) is already known by or is already in the possession of such Purchaser or any of its Affiliates prior to the date hereof, or (v) subject to the obligations set forth in Section 5.8(b), is required by law, court order, subpoena, stock exchange, self-regulatory organization, governmental agency, or regulatory body to be disclosed.

(b) If any Purchaser is requested to disclose any Confidential Information by any Governmental Entity or for any regulatory reason, such Purchaser will promptly notify the Company, as is reasonably practicable and legally permissible under the circumstances, to permit it to seek a protective order or take other action that the Board in its discretion deems appropriate, and such Purchaser will cooperate in any such efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, at the Company’s sole cost and expense. If, in the absence of a protective order, such Purchaser is compelled to disclose any such information in any proceeding or pursuant to legal process, such Purchaser may disclose to the party compelling disclosure only the part of such Confidential Information as is required to be disclosed (in which case, prior to such disclosure, such Purchaser will advise and, if requested by the Board, consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure) and such Purchaser will use its commercially reasonable efforts to obtain confidential treatment therefor. Notwithstanding the foregoing, the Purchaser shall not be required to notify the Company if it is required to disclose Confidential Information pursuant to a routine regulatory inquiry or blanket document request, not targeting the Company or the Board.

6. Conditions Precedent.

6.1 Conditions to the Obligation of the Purchasers to Consummate the Closing. The obligations of the Purchasers to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Preferred Shares pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:

(a) the Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designation;

(b) the Company shall have executed and delivered the Registration Rights Agreement; and

(c) the Company shall have delivered to the Purchasers a certificate dated as of the Closing Date to the effect that each of the conditions specified in Section 6.1 has been satisfied (“Closing Certificate”).

6.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to the Purchasers the Preferred Shares pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:

(a) each Purchaser shall have executed and delivered each Transaction Agreement to which such Purchaser is a party; and

(b) the Certificate of Designation shall have been duly filed and accepted by the Secretary of State of the State of Delaware.

7. Additional Covenants.

7.1 Board Observer Rights.

(a) Subject to the limitations set forth in this Section 7.1, effective immediately following the Closing and for so long as the Caspian Purchasers own at least 35% of the Preferred Shares in the aggregate issued to the Caspian Purchasers at the Closing (or the Common Stock issued upon conversion thereof), the Caspian Purchasers (along with their Affiliates) shall have the right to appoint one non-voting observer to the Board, any committee of the Board and to the board of directors (or equivalent governing body) of any Wholly Owned Subsidiary and to any committees thereof (the “Purchaser Board Observer”). For the avoidance of doubt, no Purchaser Board Observer (x) will have any rights to vote or (y) be counted for quorum purposes, in each case, with respect to any meeting of a board of directors or equivalent managing body (including any committees thereof). Additionally, the Company will use commercially reasonable efforts to request that the Caspian Purchasers be permitted to appoint a Purchaser Board Observer to the board of directors or equivalent managing body (including any committees thereof) of any Subsidiary of the Company that is not a Wholly Owned Subsidiary.

(b) The Purchaser Board Observer shall be entitled to observe all meetings of the board of directors (or equivalent governing body) and board committees of the Company (or the relevant Subsidiary of the Company) in person and shall receive reasonable prior written notice of all meetings of the board of directors (or equivalent governing body) and committees thereof in the same manner as notice is provided to members of such board of directors (or equivalent managing body) or committees thereof. The Purchaser Board Observer shall be provided with all of the information that is provided to the Board or the board of directors (or equivalent managing body) of the Company’s Subsidiaries, or to any committees of the Board or the board of directors (or equivalent managing body) of any of the Company’s Subsidiaries, or any member of any of the foregoing in their capacity as a director or committee member, as the case may be, at the same time and in the same manner as such information is provided to such board of directors (or equivalent managing body) or committee or any member thereof in their capacity as such and the Purchaser Board Observer shall be provided with any written information prepared by the management of the Company or the applicable Subsidiary and distributed to the members of independent committees thereof and any written information provided by or on behalf of such independent committees to the Board or the board of directors of the applicable Subsidiary or any member of either of the foregoing in their capacity as such (in each case, at the same time and in the same manner as such written information is distributed to the members of such independent committees or any such member), provided that such Purchaser shall cause the Purchaser Board Observer to keep all such information confidential (such confidentiality obligations to be on customary terms and conditions and no more restrictive than the confidentiality obligations imposed on directors). The Company and its Subsidiaries shall not establish or employ committees with the purpose or effect of circumventing the rights of the Purchaser Board Observer established in this Section 7.1. Notwithstanding the foregoing, the Purchaser Board Observer may be prohibited from attending a meeting of a board of directors (or equivalent governing body) or any committees thereof of the Company or its Subsidiaries or receiving information to preserve any attorney-client privilege or other privilege or to prevent any breach of contract with any third party regarding non-disclosure, provided that the Company (or relevant Subsidiary) is advised by nationally recognized outside legal counsel that taking such action is necessary to preserve any such privilege or avoid breaching such Specified Non-Disclosure agreement.

7.2 Material Non-Public Information. If, at any time, a Purchaser has notified the Company in writing that it does not want to receive any material nonpublic information regarding the Company and its Subsidiaries, the Company shall thereafter not disclose material nonpublic information to such Purchaser, or to advisors to or representatives of such Purchaser (in their capacity as such) until such time as such Purchaser may again request in writing to receive such information; provided, that this Section 7.2 shall not apply to the Caspian Purchasers if the Caspian Purchasers are exercising their right to appoint a Purchaser Board Observer.

7.3 Information Rights. For so long as a Purchaser and its Affiliates collectively own at least seven and a half percent (7.5%) of the issued and outstanding shares of Common Stock (assuming conversion of any Preferred Shares they own), whether or not the Company is required to file any forms, reports or documents with the SEC, the Company shall deliver to each such Purchaser all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Form 10-Q or Form 10-K, as applicable, if the Company were required to file such Form with the SEC and, with respect to the annual information only, a report thereon by the Company’s independent registered accountants. Notwithstanding the foregoing, the Company’s obligation under this Section 7.3 to deliver the foregoing information shall be deemed to have been satisfied upon the filing of the abovementioned forms, reports and documents with the SEC in accordance with applicable Laws.

8. Transfer Restrictions. Each Purchaser understands and agrees that the Preferred Shares and any Conversion Shares may be offered, resold, pledged or otherwise transferred only (a) in a transaction not involving a public offering, (b) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (c) pursuant to an effective registration statement under the Securities Act, (d) to the Company or one of its Subsidiaries, (e) to any Affiliate of such Purchaser (provided such Person is an institutional investor) or (f) to any other holder of shares of Convertible Preferred Stock and to any Affiliates thereof (provided such Person is an institutional investor); in each of cases (a) through (e) in accordance with any applicable state and federal securities laws; provided that as a condition precedent to a transfer of any Preferred Shares or Conversion Shares to an Affiliate of a Purchaser pursuant to clause (e), any such Affiliate shall assume, on a several and not joint basis, all then continuing obligations of such Purchaser hereunder pursuant to a written agreement reasonably acceptable to the Company. Any purported transfer of Preferred Shares or Conversion Shares other than in compliance with the terms hereof shall be void ab initio.

9. Legends; Securities Act Compliance.

9.1 Legend. Each certificate representing the Preferred Shares and each certificate representing Conversion Shares will bear a legend conspicuously thereon to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE SAID ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR SUCH OFFER, SALE, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS.”

9.2 Termination of 1933 Act Legend. The requirement imposed by Section 9.2 hereof shall cease and terminate as to any particular Preferred Shares (a) when, in the opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such Preferred Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Wherever (x) such requirement shall cease and terminate as to any Preferred Shares or (y) such Preferred Shares shall be transferable under paragraph (b)(1) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 9.2 hereof.

10. Indemnification; Survival.

10.1 Company Indemnification. The Company shall defend, indemnify, exonerate and hold free and harmless each Purchaser and its Affiliates and their respective directors, officers and employees (each, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred by such Indemnified Parties that arise out of, or result from: (i) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or the Closing Certificates or (ii) the Company’s breach of its agreements or covenants in this Agreement.

10.2 Survival of Representations and Warranties; Covenants. The representations and warranties contained herein shall survive until the earlier of (i) 5:00 p.m. EDT on the twenty four (24) month anniversary of the Closing or (ii) the date that the Public Float Hurdle (as such term is defined in the Certificate of Designation) is met but in any event for a minimum of fifteen (15) months following the Closing, other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3, and 3.4, which shall survive indefinitely. For the avoidance of doubt, all other covenants, agreements and obligations contained in this Agreement shall survive indefinitely (unless a different period is specifically provided for pursuant to the provisions of this Agreement expressly relating thereto).

10.3 Purchaser Indemnification. Each Purchaser, severally and not jointly, shall defend, indemnify, exonerate and hold free and harmless the Company and its Affiliates and their respective directors, officers and employees (each a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against any and all Losses actually incurred by such Company Indemnified Parties that arise out of, or result from: (i) any inaccuracy in or breach of such Purchaser’s representations or warranties in this Agreement (which breach and any resulting Losses shall be determined for purposes of this Section 10.3 without giving effect to any qualification as to “materiality”, “Material Adverse Effect” or words of like meaning set forth therein) or (ii) such Purchaser’s breach of its agreements or covenants in this Agreement.

10.4 Limitations. Notwithstanding anything in this Agreement to the contrary, (i) no indemnification claims for Losses shall be asserted by the Purchaser Indemnified Parties under Section 10.1 (other than indemnification claims for Losses with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.15 and 3.18, (the foregoing referred to as the “Company Fundamental Representations”) or based on Fraud) or by the Company Indemnified Parties under Section 10.3 (other than indemnification claims for Losses with respect to the representation and warranties set forth in Section 4.1, 4,2, 4.5, and 4.7 or based on Fraud), unless and until (x) the aggregate amount of Losses that would otherwise be payable under Section 10.1 or Section 10.3, as applicable, exceeds $500,000 (the “Basket Amount”), whereupon the Purchaser Indemnified Party or Company Indemnified Party, as applicable, shall be entitled to receive only amounts for Losses in excess of the Basket Amount or (y) Losses have been asserted against such Person in accordance with this Section 10.4, and (ii) the aggregate liability of the Company or any Purchaser for Losses under Section 10.1 or Section 10.3, as applicable, shall in no event exceed the applicable Preferred Share Purchase Price.

10.5 Procedures. A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification hereunder; provided, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 10 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnifying Party shall be entitled to assume and conduct the defense thereof, with counsel reasonably satisfactory to the Indemnified Party unless (i) such claim seeks remedies, in addition to or other than, monetary damages that are reasonably likely to be awarded, (ii) such claim involves a criminal proceeding or (iii) counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party. If any one of the foregoing clauses (i) through (iii) applies, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions, other than local counsel). If the Indemnifying Party assumes the defense of any claim, the Indemnified Party shall nevertheless be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, that all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim. Such reasonable cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its prior written consent (not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought or may be hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding and is solely for monetary damages.

10.6 Additional Limitations. Notwithstanding anything contained herein to the contrary, “Losses” shall not include (i) any Losses to the extent such Losses could not have been reasonably foreseen by the parties as of the Closing, and (ii) punitive damages, except to the extent payable by an Indemnified Party to a third party. No party hereto shall be obligated to indemnify any other Person with respect to any representation, warranty, covenant or condition specifically waived in writing by any other party on or prior to the applicable Closing.

10.7 Exclusive Remedies. Notwithstanding anything to the contrary herein, other than in the case of Fraud, the provisions of Section 10 and Section 12.6 shall be the sole and exclusive remedies of parties under this Agreement following the Closing for any and all breaches or alleged breaches of any representations or warranties, covenants or agreements of the parties contained in this Agreement. For the avoidance of doubt, this Section 10 shall not prevent the parties from obtaining specific performance or other non-monetary remedies in equity or at Law pursuant to Section 12.6 of this Agreement and shall not limit other remedies that may be available to the parties under any of the Transaction Agreements (other than this Agreement).

11. Termination.

11.1 Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing by either the Company, on the one hand, or any Purchaser, on the other hand, if the Closing shall not have occurred on or prior to 5:00 p.m., New York time, on the date hereof.

11.2 Effect of Termination. In the event of any termination pursuant to Section 11.1 hereof, this Agreement shall become null and void and have no further effect, with no liability on the part of the Company or any Purchaser, or their directors, partners, members, employees, affiliates, officers, stockholders or agents or other representatives, with respect to this Agreement, except for the terms of this Section 11.2 and Section 12 (Miscellaneous Provisions), which shall survive the termination of this Agreement.

12. Miscellaneous Provisions.

12.1 Public Statements or Releases. Neither the Company nor any Purchaser shall make any public release or announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing in this Section 12.1 shall prevent any party from making any public release required (in the exercise of its reasonable judgment) in order to satisfy its obligations under law or under the rules or regulations of any United States national securities exchange, in which case the party or parties, as applicable, required to make the release or announcement shall, to the extent reasonably practicable, allow the other party or parties, as applicable, reasonable time to comment on such release or announcement in advance of such issuance.

12.2 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. Except as specified otherwise herein, references to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto). All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of the Transaction Agreements and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.3 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Company, addressed as follows:

HC2 Holdings, Inc.

460 Herndon Parkway,

Suite 150,

Herndon, VA 20170

Attention:    Andrea L. Mancuso

Facsimile:    (703) 650-4295

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:    Jeffrey D. Marell

Facsimile:    (212) 757-3990

(b)	if to the Caspian Purchasers, to them at:

c/o Caspian Capital LP

767 Fifth Avenue, 45th Floor

New York, New York 10153

Attention:    Richard A. Holahan

Phone:    (212) 826-7539

Email:     rick@caspianlp.com

(c)	if to the Imperial Purchaser, to it at:

Long Ball Partners, LLC

c/o Imperial Capital Asset Management, LLC

2000 Avenue of the Stars, 9th Floor South

Los Angeles, California 90067

Attention: Mark Martis

Phone: (310) 246-3674

Fax: (310) 246-3667

Email: mmartis@imperialcapital.com

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 12.3.

12.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.5 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any party hereto against arising out of or based upon this Agreement may be instituted in any United States federal court or New York State court located in the Borough of Manhattan in The City of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of a New York Court in any such suit, action or proceeding.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12.6 Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.7 Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to a party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Any agreement on the part of a party or parties hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

12.8 Fees; Expenses.

(a) Except as set forth in this Section 12.8, all fees and expenses incurred in connection with the Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the transactions contemplated hereby and thereby are consummated.

(b) The Company shall reimburse the Caspian Purchasers for up to $10,000 of reasonable out-of-pocket costs and expenses of the Caspian Purchasers and their advisors incurred in connection with their due diligence of the Company and its Subsidiaries, negotiation and preparation of the Transaction Agreements and participating in the transaction contemplated by the Transaction Agreements. The Company shall reimburse the Imperial Purchaser for up to $10,000 of reasonable out-of-pocket costs and expenses of the Imperial Purchaser and its advisors incurred in connection with their due diligence of the Company and its Subsidiaries, negotiation and preparation of the Transaction Agreements and participating in the transaction contemplated by the Transaction Agreements. An estimate of the fees and expenses of such advisors may be paid by wire transfer to such advisor at the Closing by the Purchasers, the amount of such check or wire transfer being deducted from the aggregate amount to be paid by such Purchasers at the Closing for the Preferred Shares. In addition, the Company shall pay all reasonable out of pocket costs and expenses of the Purchasers incurred with respect to any subsequent amendments, approvals or modifications associated with the transactions contemplated by the Transaction Agreements.

(c) The Company shall pay any and all documentary, stamp or similar issue or transfer Tax payable in connection with this Agreement, the issuance of the Preferred Shares at Closing and the issuance of the Conversion Shares.

12.9 Assignment. Except as otherwise provided herein, none of the parties may assign its rights or obligations under this Agreement without the prior written consent of the other parties, provided, however, that each Purchaser may assign its right and obligations hereunder to an Affiliate of such Purchaser without the prior written consent of the Company or any other Purchaser or in connection with a transfer of Preferred Shares or Conversion Shares in accordance with Section 8 hereof with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided, further, that as a condition precedent to such assignment (x) any such Affiliate shall assume, on a several and not joint basis, all then continuing obligations of such Purchaser hereunder pursuant to a written agreement reasonably acceptable to the Company, and (y) no assignment and assumption shall relieve such Purchaser from any liability hereunder; provided, further, that any assignment to an Affiliate shall only be effective for so long as such Person remains an Affiliate of the applicable Purchaser and the rights assigned to such Person shall cease to be of further force and effect when such Person ceases to be an Affiliate of the applicable Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment other than in compliance with the terms hereof shall be void ab initio.

12.10 No Third Party Beneficiaries. Except for Sections 10 (with respect to which all Indemnified Parties shall be third party beneficiaries) and 12.13 (with respect to which all Purchaser Representatives named therein shall be third party beneficiaries), this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

12.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute a single instrument.

12.12 Entire Agreement; Amendments; Actions. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule and the Annexes and Exhibits hereto, constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company, on the one hand, and subject to the last sentence of this Section 12.12, the Purchasers on the other hand. Notwithstanding anything to the contrary contained herein, any consent, waiver, vote, decision, election or action required or permitted to be taken hereunder by the Purchasers as a group, including with respect to the immediately foregoing clause, shall require the approval of the Requisite Holders, and after such approval, such decision shall be binding on all Purchasers.

12.13 Freedom to Pursue Opportunities. Each of the parties hereto expressly acknowledges and agrees that: (i) the each Purchaser and each Purchaser Representative has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries; and (ii) in the event that the Purchaser or any Purchaser Representative acquires knowledge of a potential transaction or matter (other than to the extent knowledge of such transaction or matter was acquired by such Person solely in their capacity as a director) that may be a corporate opportunity for each of the Company and the Purchaser or any Purchaser Representative, such Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that the Purchaser, Purchaser Representative, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company.

12.14 No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any of the Purchasers or the Company shall have any liability for any obligations of the Purchasers or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Purchasers or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

12.15 Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement or any Transaction Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any other Transaction Agreement. Nothing contained herein or in any other Transaction Agreement, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other Transaction Agreement. Each Purchaser confirms that it has independently participated in the negotiation of the transactions contemplated hereby and has been represented by counsel. All rights, powers and remedies provided to the Purchasers under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party or any other party.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

HC2 HOLDINGS, INC.

By:	/s/ Keith M. Hladek
	Name:	Keith M. Hladek
	Title:	Chief Operating Officer

[Signature Page to Securities Purchase Agreement]

CASPIAN PURCHASERS

MARINER LDC

By:	/s/ Richard D. Holahan, Jr.
	Name:	Richard D. Holahan, Jr.
	Title:	Authorized Signatory

CASPIAN SELECT CREDIT MASTER FUND, LTD.

By:	/s/ Richard D. Holahan, Jr.
	Name:	Richard D. Holahan, Jr.
	Title:	Authorized Signatory

CASPIAN SOLITUDE MASTER FUND, L.P.

By:	/s/ Richard D. Holahan, Jr.
	Name:	Richard D. Holahan, Jr.
	Title:	Authorized Signatory

CASPIAN HLSC1, LLC

By:	/s/ Richard D. Holahan, Jr.
	Name:	Richard D. Holahan, Jr.
	Title:	Authorized Signatory

SUPER CASPIAN CAYMAN FUND LIMITED

By:	/s/ Richard D. Holahan, Jr.
	Name:	Richard D. Holahan, Jr.
	Title:	Authorized Signatory

[Signature Page to Securities Purchase Agreement]

CASPIAN SC HOLDINGS, L.P.

By:	/s/ Richard D. Holahan, Jr.
	Name:	Richard D. Holahan, Jr.
	Title:	Authorized Signatory

[Signature Page to Securities Purchase Agreement]

IMPERIAL PURCHASER

LONG BALL PARTNERS, LLC

By:	Imperial Capital Asset Management, LLC, its Managing Member

By:	/s/ Mark Martis
	Name:	Mark Martis
	Title:	Chief Operating Officer

[Signature Page to Securities Purchase Agreement]

Annex A

Convertible Preferred Stock Shares and Purchasers

Purchaser	Shares	Type	Share Purchase Price

Caspian Purchasers

Mariner LDC	355.511	Convertible Preferred Stock	$355,511.00

Caspian Select Credit Master Fund, Ltd.	7,444.150	Convertible Preferred Stock	$7,444,150.00

Caspian Solitude Master Fund, L.P.	306.381	Convertible Preferred Stock	$306,381.00

Caspian HLSC1, LLC	860.093	Convertible Preferred Stock	$860,093.00

Super Caspian Cayman Fund Limited	390.697	Convertible Preferred Stock	$390,697.00

Caspian SC Holdings, L.P.	643.168	Convertible Preferred Stock	$643,168.00

Imperial Purchaser

Long Ball Partners, LLC	4,000.00000	Convertible Preferred Stock	$4,000,000.00

TOTAL:	14,000		$14,000,000

Exhibit A

Form of Certificate of Designation

[see attached]

Exhibit B

Form of Second Amended and Restated Registration Rights Agreement

[see attached]